APRIL 28, 2025 GERMAN AMERICAN BANCORP, INC. (GABC) REPORTS FIRST QUARTER 2025 EARNINGS; CLOSES ON HEARTLAND MERGER Jasper, Indiana: German American Bancorp, Inc. (Nasdaq: GABC) reported first quarter earnings of $10.5 million, or $0.30 per share. The first quarter earnings included the results of Heartland BancCorp ("Heartland"), the parent company of Heartland Bank, which was acquired by German American on February 1, 2025. The first quarter of 2025 included one-time merger and acquisition costs of $5.9 million and "Day 2" provision under the current expected credit loss ("CECL") model for Heartland of $16.2 million (total impact of $16.8 million on an after-tax basis). As a result, quarterly earnings declined by approximately $12.7 million, or 62% on a per share basis, from 2024 fourth quarter earnings of $23.2 million, or $0.78 per share. On an adjusted basis, net income for first quarter 2025 was $27.3 million, or $0.79 per share, compared to $23.4 million, or $0.79 per share, for fourth quarter 2024.1 While first quarter 2025 operating performance compared to linked fourth quarter 2024 was impacted significantly by one-time merger costs, the quarter was also highlighted by net interest margin expansion, strong organic commercial real estate loan growth, strong organic non-interest bearing demand deposit growth, strong credit metrics and controlled operating expenses. The net interest margin for the first quarter 2025 of 3.96% reflects a 42 basis point expansion over linked fourth quarter 2024 margin of 3.54%. Accretion of loan discounts on acquired loans contributed 24 basis points of that expansion. The continued improvement in the net interest margin, excluding the accretion, was primarily attributable to higher earning asset yields driven by loan growth, repricing of loans, and improved yields on the securities portfolio. Total end of period assets for the Company totaled $8.42 billion at March 31, 2025, representing an increase of $2.12 billion over December 31, 2024 total assets, with March 31, 2025 loans increasing by $1.52 billion on a linked quarter basis, driven mostly by the Heartland acquisition. The overall loan portfolio at March 31, 2025 remains stable and diversified. Loan growth, excluding acquired loans, reflected 4% organic growth from March 31, 2024 to March 31, 2025, and reflected 4% organic growth on a linked quarter basis when excluding seasonal agricultural line reductions. The first quarter 2025 provision for credit losses of $15.3 million included the Heartland acquisition related Day 2 CECL provision of $16.2 million. The Company’s loan portfolio, post-acquisition, reflects strong credit metrics, as non-performing assets were 0.22% of period end assets and non-performing loans totaled 0.33% of period end loans. Net charge offs were only 4 basis points of average loans for the first quarter 2025. End of period deposits at March 31, 2025 increased by $1.77 billion when compared with December 31, 2024, largely as a result of the Heartland acquisition. Excluding acquisition-related deposits, total deposits were relatively stable on a linked quarter basis, which was positive given the seasonal run-off of public funds in the first quarter. Another positive trend was the $21 million increase, or 6% on an annualized basis, NEWS RELEASE For additional information, contact: D. Neil Dauby, Chairman and Chief Executive Officer Bradley M Rust, President and Chief Financial Officer (812) 482-1314 1 of 20 1 Adjusted net income and adjusted earnings per share are non-GAAP financial measures that management believes are useful in evaluating the financial results of the Company. See Use of Non-GAAP Financial Measures contained in this release.

in non-interest bearing demand deposit accounts at March 31, 2025 (excluding acquisition-related deposits), compared to fourth quarter 2024, which accounts represented 27% of total deposits at March 31, 2025. Heartland’s deposit portfolio composition did not result in any significant changes to the newly-merged entity’s composition. Non-interest income increased $726,000, or 5%, for the quarter ended March 31, 2025 when compared to the quarter ended December 31, 2024 and was predominately driven by the Heartland acquisition. Non-interest expense for the first quarter of 2025 increased $16.9 million, or 47%, over linked fourth quarter 2024, of which $5.9 million resulted from acquisition-related expenses in connection with the Heartland transaction and the remaining increase was primarily attributable to the costs associated with Heartland’s operations during the first quarter of 2025. The Heartland-related expenses are expected to be reduced going forward, as the operations of Heartland are fully integrated into German American. Operating expenses, excluding one-time acquisition-related expenses, were relatively stable from fourth quarter 2024 to first quarter 2025. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.29 per share, which will be payable on May 20, 2025 to shareholders of record as of May 10, 2025. In February 2025, German American was ranked second in the nation on the prestigious Forbes America’s Best Banks 20252 list. D. Neil Dauby, German American’s Chairman & CEO stated, “We believe this ranking acknowledges our strong financial focus and stability, as well as our unwavering commitment to excellence for our employees, customers, communities and shareholders.” Dauby also stated, “We are extremely pleased to deliver yet another solid quarter of operating performance as German American continues to position itself for continued profitability and growth with the closing of the Heartland merger early in the first quarter of 2025. While the first quarter results were impacted by the significant acquisition-related expenses and CECL Day 2 provision for credit losses in connection with the completion of the Heartland merger, we were pleased with the level of incremental quarter-over-quarter growth. A smooth conversion of bank operating systems took place shortly after the conclusion of first quarter 2025, with very little disruption to employees and customers. Thanks to the dedicated efforts of our relationship-focused team of professionals, we are confident that our strong community presence, healthy financial condition and disciplined approach to growth will continue to drive future profitability and long- term shareholder value. We remain excited and committed to the vitality and future growth of our Indiana, Kentucky and Ohio communities.” NEWS RELEASE For additional information, contact: D. Neil Dauby, Chairman and Chief Executive Officer Bradley M Rust, President and Chief Financial Officer (812) 482-1314 2 of 20 2 ©2025 Forbes Media LLC. All rights reserved. Used under license.

Balance Sheet Highlights On February 1, 2025, German American Bancorp, Inc. completed its acquisition of Heartland through the merger of Heartland with and into the Company. Immediately following completion of the Heartland holding company merger, Heartland’s subsidiary bank, Heartland Bank, was merged with and into the Company’s subsidiary bank, German American Bank. Heartland, headquartered in Whitehall, Ohio, operated 20 retail banking offices located in Columbus, Ohio and Greater Cincinnati. As of the closing of the transaction, Heartland had total assets of approximately $1.94 billion, total loans of approximately $1.58 billion, and total deposits of approximately $1.73 billion. The Company issued approximately 7.74 million shares of its common stock, and paid approximately $23.1 million in cash, in exchange for all of the issued and outstanding shares of common stock of Heartland and in cancellation of all options to acquire Heartland common stock outstanding as of the effective time of the merger. Total assets for the Company totaled $8.420 billion at March 31, 2025, representing an increase of $2.124 billion compared with December 31, 2024 and an increase of $2.308 billion compared with March 31, 2024. The increase in total assets at March 31, 2025 compared with year-end 2024 and March 31, 2024 was in large part attributable to the Heartland acquisition, with continued organic loan growth also contributing to the increase when compared to March 31, 2024. March 31, 2025 total loans increased $1.522 billion compared with December 31, 2024 and increased $1.676 billion compared with March 31, 2024. The increase in total loans at March 31, 2025 compared with year-end 2024 was largely due to the acquisition of Heartland. The increase at March 31, 2025 compared with March 31, 2024 was also largely due to the acquisition of Heartland and to a lesser extent organic loan growth from throughout the Company's existing market areas. Excluding loans acquired through the Heartland acquisition, total loans increased $16.8 million, or approximately 2% on an annualized basis, at March 31, 2025 compared with December 31, 2024 and $171.1 million, or 4%, compared with March 31, 2024. Commercial and industrial loans declined approximately $11.0 million, or 7% on an annualized basis, during the first quarter of 2025 compared with year-end 2024, commercial real estate loans increased $54.7 million, or 10% on an annualized basis, while agricultural loans seasonally declined $22.4 million, or 21% on an annualized basis. During the first quarter of 2025 compared with year-end 2024, retail loans declined $4.5 million, or 2% on an annualized basis. The composition of the loan portfolio has remained relatively stable and diversified over the past several years. The addition of the Heartland loan portfolio resulted in only modest changes to the overall portfolio composition, most notably in the residential mortgage loan segment. The portfolio is most heavily weighted in commercial real estate loans at 54% of the portfolio, followed by commercial and industrial loans at 14% of the portfolio, residential mortgage loans at 14% of the portfolio (up from 9% at year-end 2024), agricultural loans at 8% of the portfolio, and home equity loans at 7% of the portfolio. The Company’s commercial lending is extended to various industries, including multi-family housing and lodging, agribusiness and manufacturing, as well as health care, wholesale, and retail services. NEWS RELEASE For additional information, contact: D. Neil Dauby, Chairman and Chief Executive Officer Bradley M Rust, President and Chief Financial Officer (812) 482-1314 3 of 20

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D. Neil Dauby, *Chairman and Chief Executive Officer*
Bradley M Rust, *President and Chief Financial Officer*
(812) 482-1314

4 of 20

End of Period Loan Balances	3/31/2025	12/31/2024	3/31/2024
(dollars in thousands)			
Commercial & Industrial Loans	$ 812,073	$ 671,038	$ 646,162
Commercial Real Estate Loans	3,055,074	2,224,872	2,148,808
Agricultural Loans	455,678	431,037	400,733
Consumer Loans	543,897	448,872	421,980
Residential Mortgage Loans	788,222	357,448	361,236
	$ 5,654,944	$ 4,133,267	$ 3,978,919

The Company's allowance for credit losses totaled $75.2 million at March 31, 2025 compared to $44.4 million at year-end 2024 and $43.8 million at March 31, 2024. The allowance for credit losses represented 1.33% of period-end loans at March 31, 2025, 1.08% at year-end 2024 and 1.10% of period-end loans at March 31, 2024. At March 31, 2025, the Company changed its estimate methodology for the allowance for credit losses from the static pool to the discounted cash flow method which resulted in minimal impact to the allowance.

The Company added $32.1 million to the allowance for credit losses in conjunction with the closing of the Heartland acquisition on February 1, 2025, related to the Heartland loan portfolio. Of the increase in the allowance for credit losses for the Heartland portfolio, $16.2 million was recorded through the provision for credit losses on "Day 2" under the CECL model.

Under the CECL model, certain acquired loans continue to carry a fair value discount as well as an allowance for credit losses. As of March 31, 2025, the Company held net discounts on acquired loans of $64.3 million, which included $61.8 million related to the Heartland loan portfolio.

Non-performing assets totaled $18.6 million at March 31, 2025, $11.1 million at year-end 2024, and $10.0 million at March 31, 2024. Non-performing assets represented 0.22% of total assets at March 31, 2025, 0.18% at year-end 2024 and 0.16% at March 31, 2024. Non-performing loans represented 0.33% of total loans at March 31, 2025, 0.27% at year-end 2024 and 0.25% at March 31, 2024. The increase in non-performing assets was primarily attributable to the Heartland acquisition. As of March 31, 2025, non-performing assets from the Heartland acquisition totaled approximately $5.4 million.

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D. Neil Dauby, *Chairman and Chief Executive Officer*
Bradley M Rust, *President and Chief Financial Officer*
(812) 482-1314

5 of 20

Non-performing Assets

(dollars in thousands)

	3/31/2025	12/31/2024	3/31/2024
Non-Accrual Loans	$ 17,858	$ 10,934	$ 9,898
Past Due Loans (90 days or more)	714	188	85
Total Non-Performing Loans	18,572	11,122	9,983
Other Real Estate	48	—	—
Total Non-Performing Assets	$ 18,620	$ 11,122	$ 9,983

March 31, 2025 total deposits increased $1.769 billion compared to year-end 2024 and increased $1.879 billion compared with March 31, 2024. The increase in total deposits at March 31, 2025 compared with both year-end 2024 and March 31, 2024 was largely attributable to the Heartland acquisition. As of March 31, 2025, deposits from the Heartland acquisition totaled $1.755 billion. Excluding the deposits related to the acquisition, total deposits were relatively stable with an increase of $13.4 million, or 1% on an annualized basis, at March 31, 2025 compared with year-end 2024 and an increase of $123.1 million, or 2%, compared with March 31, 2024.

The addition of the Heartland deposit portfolio did not result in significant changes to the overall deposit portfolio composition. Notably, non-interest bearing deposits have remained relatively stable as a percent of total deposits with March 31, 2025 non-interest deposits totaling 27% of total deposits while non-interest deposits totaled 26% at year-end 2024 and 28% at March 31, 2024.

End of Period Deposit Balances	3/31/2025	12/31/2024	3/31/2024
(dollars in thousands)			
Non-interest-bearing Demand Deposits	$ 1,889,673	$ 1,399,270	$ 1,463,933
IB Demand, Savings, and MMDA Accounts	3,788,889	3,013,204	2,918,459
Time Deposits < $100,000	443,285	327,080	328,804
Time Deposits > $100,000	976,038	589,521	508,151
	$ 7,097,885	$ 5,329,075	$ 5,219,347

At March 31, 2025, the capital levels for the Company and its subsidiary bank, German American Bank (the "Bank"), remained well in excess of the minimum amounts needed for capital adequacy purposes and the Bank's capital levels met the necessary requirements to be considered well-capitalized.

3/31/2025 Ratio 12/31/2024 Ratio 3/31/2024 Ratio Total Capital (to Risk Weighted Assets) Consolidated 15.23% 17.15% 16.57 % Bank 13.69% 15.02% 14.53 % Tier 1 (Core) Capital (to Risk Weighted Assets) Consolidated 13.26% 15.72% 14.97 % Bank 12.56% 14.23% 13.73 % Common Tier 1 (CET 1) Capital Ratio (to Risk Weighted Assets) Consolidated 12.73% 15.02% 14.27 % Bank 12.56% 14.23% 13.73 % Tier 1 Capital (to Average Assets) Consolidated 11.80% 12.28% 12.01 % Bank 11.16% 11.12% 11.02 % Results of Operations Highlights – Quarter ended March 31, 2025 Net income for the quarter ended March 31, 2025 totaled $10,517,000, or $0.30 per share, a decline of 62% on a per share basis compared with the fourth quarter 2024 net income of $23,211,000, or $0.78 per share, and a decline of 53% on a per share basis compared with the first quarter 2024 net income of $19,022,000, or $0.64 per share. The change in net income during the first quarter of 2025, compared with both the fourth quarter of 2024 and the first quarter of 2024, was largely impacted by acquisition-related expenses for the Heartland transaction that closed on February 1, 2025. The first quarter of 2025 results of operations included acquisition-related expenses of $5,932,000 ($4,620,000, on an after tax basis) and also included Day 2 provision for credit losses under the CECL model of $16,200,000 ($12,150,000, on an after tax basis). The fourth quarter of 2024 results of operations included acquisition-related expenses of approximately $198,000 ($154,000, on an after tax basis). On an adjusted basis, net income for first quarter 2025 was $27,287,000 or $0.79 per share, compared to $23,365,000, or $0.79 per share, for fourth quarter 2024. Adjusted net income and adjusted earnings per share are non-GAAP financial measures. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. NEWS RELEASE For additional information, contact: D. Neil Dauby, Chairman and Chief Executive Officer Bradley M Rust, President and Chief Financial Officer (812) 482-1314 6 of 20

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For additional information, contact:
D. Neil Dauby, *Chairman and Chief Executive Officer*
Bradley M Rust, *President and Chief Financial Officer*
(812) 482-1314

7 of 20

Summary Average Balance Sheet

(Tax-equivalent basis / dollars in thousands)

	Quarter Ended March 31, 2025			Quarter Ended December 31, 2024			Quarter Ended March 31, 2024		
	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets									
Federal Funds Sold and Other									
Short-term Investments	$ 200,538	$ 2,216	4.48 %	$ 238,883	$ 2,792	4.65 %	$ 22,903	$ 299	5.25 %
Securities	1,586,106	13,392	3.38 %	1,545,772	12,579	3.26 %	1,595,700	11,537	2.89 %
Loans and Leases	5,135,859	81,927	6.46 %	4,094,333	62,356	6.06 %	3,972,232	58,067	5.88 %
Total Interest Earning Assets	$ 6,922,503	$ 97,535	5.70 %	$ 5,878,988	$ 77,727	5.27 %	$ 5,590,835	$ 69,903	5.02 %
Liabilities									
Demand Deposit Accounts	$ 1,669,722			$ 1,422,400			$ 1,426,239		
IB Demand, Savings, and									
MMDA Accounts	$ 3,489,996	$ 15,308	1.78 %	$ 3,058,257	$ 13,638	1.77 %	$ 2,969,755	$ 12,823	1.74 %
Time Deposits	1,270,137	11,720	3.74 %	911,613	9,235	4.03 %	806,976	8,166	4.07 %
FHLB Advances and Other Borrowings	216,613	2,616	4.90 %	214,915	2,650	4.91 %	196,348	2,275	4.66 %
Total Interest-Bearing Liabilities	$ 4,976,746	$ 29,644	2.42 %	$ 4,184,785	$ 25,523	2.43 %	$ 3,973,079	$ 23,264	2.36 %
Cost of Funds			1.74 %			1.73 %			1.67 %
Net Interest Income, Tax-Equivalent Basis*		$ 67,891			$ 52,204			$ 46,639	
Net Interest Margin			3.96 %			3.54 %			3.35 %

* Represents a non-GAAP financial measure. Refer to "Use of Non-GAAP Financial Measures" contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

During the first quarter of 2025, net interest income, on a non tax-equivalent basis, totaled $66,572,000, an increase of $15,540,000, or 30%, compared to the fourth quarter of 2024 net interest income of $51,032,000 and an increase of $21,578,000, or 48%, compared to the first quarter of 2024 net interest income of $44,994,000.

The increase in net interest income during the first quarter of 2025 compared with both the fourth quarter of 2024 and the first quarter of 2024 was primarily attributable to a higher level of earning assets driven by the Heartland acquisition and expansion of the Company's net interest margin.

The tax equivalent net interest margin for the quarter ended March 31, 2025 was 3.96% compared with 3.54% in the fourth quarter of 2024 and 3.35% in the first quarter of 2024. The Company's net interest margin and net interest income in all periods presented have been impacted by accretion of loan discounts on acquired loans. Accretion of discounts on acquired loans totaled $4,192,000 during the first quarter of 2025, $617,000 during the fourth quarter of 2024 and $360,000 during the first quarter of 2024. Accretion of loan discounts on acquired loans contributed approximately 24 basis points to the net interest margin in the first quarter of 2025, 4 basis points in the fourth quarter of 2024 and 3 basis points in the first quarter of 2024. The continued improvement in the net interest margin, excluding the accretion of discount on acquired loans, during the first quarter of 2025 compared with both the fourth quarter of 2024 and first quarter 2024 was largely driven by an improved yield on earning assets and a lower cost of deposits (excluding Heartland's deposit base). The lower cost of deposits was driven by the Federal Reserve's lowering of the Federal Funds rates over the last several months of 2024 and the Company's ability to correspondingly lower deposit costs. During the quarter ended March 31, 2025, the Company recorded a provision for credit losses of $15,300,000 compared with a provision for credit losses of $625,000 in the fourth quarter of 2024 and a provision for credit losses of $900,000 during the first quarter of 2024. During the first quarter of 2025, the provision for credit losses included $16,200,000 for the Day 2 CECL addition to the allowance for credit loss related to the Heartland acquisition. Net charge-offs totaled $486,000, or 4 basis points on an annualized basis, of average loans outstanding during the first quarter of 2025 compared with $313,000, or 3 basis points on an annualized basis, of average loans during the fourth quarter of 2024 and $911,000, or 9 basis points, of average loans during the first quarter of 2024. During the quarter ended March 31, 2025, non-interest income totaled $14,840,000, an increase of $726,000, or 5%, compared with the fourth quarter of 2024 and a decline of $982,000, or 6%, compared with the first quarter of 2024. The increase in non-interest income during the first quarter of 2025 compared with the fourth quarter of 2024 was predominantly driven by the Heartland acquisition. The decline in the first quarter of 2025 compared to the same period of 2024 was the result of the sale of the German American Insurance ("GAI") assets during the second quarter of 2024. On an adjusted basis, non-interest income for first quarter 2025 was $14,840,000 compared to $12,898,000 for first quarter 2024. Adjusted non-interest income is a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. NEWS RELEASE For additional information, contact: D. Neil Dauby, Chairman and Chief Executive Officer Bradley M Rust, President and Chief Financial Officer (812) 482-1314 8 of 20

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For additional information, contact:
D. Neil Dauby, *Chairman and Chief Executive Officer*
Bradley M Rust, *President and Chief Financial Officer*
(812) 482-1314

9 of 20

Non-interest Income (dollars in thousands)	Quarter Ended 3/31/2025	Quarter Ended 12/31/2024	Quarter Ended 3/31/2024
Wealth Management Fees	$ 3,836	$ 3,687	$ 3,366
Service Charges on Deposit Accounts	3,486	3,344	2,902
Insurance Revenues	—	—	2,878
Company Owned Life Insurance	575	616	441
Interchange Fee Income	4,421	4,244	4,087
Other Operating Income	1,690	1,593	1,362
Subtotal	14,008	13,484	15,036
Net Gains on Sales of Loans	832	630	751
Net Gains (Losses) on Securities	—	—	35
Total Non-interest Income	$ 14,840	$ 14,114	$ 15,822

Wealth management fees increased $149,000, or 4%, during the first quarter of 2025 compared with the fourth quarter of 2024 and increased $470,000, or 14%, compared with the first quarter of 2024. The increase during the first quarter of 2025 compared with the fourth quarter of 2024 was largely attributable to the Heartland acquisition. The increase during the first quarter of 2025 compared with the first quarter of 2024 was largely attributable to increased assets under management driven by healthy capital markets throughout 2024 and continued strong new business results in addition to the Heartland acquisition.

Service charges on deposit accounts increased $142,000, or 4%, during the quarter ended March 31, 2025 compared with the fourth quarter of 2024 and increased $584,000, or 20%, compared with the first quarter of 2024. The increase during the first quarter of 2025 compared with the fourth quarter of 2024 was largely attributable to the Heartland acquisition. The increase during the first quarter of 2025 compared with the first quarter of 2024 was largely related to increased customer utilization of deposit services in addition to the Heartland acquisition.

No insurance revenues were recognized during the first quarter of 2025 or fourth quarter of 2024 as a result of the the sale of the assets of GAI effective June 1, 2024. Insurance revenues declined $2,878,000 during the first quarter of 2025, compared with the first quarter of 2024, due to the sale.

Interchange fees increased $177,000, or 4%, during the quarter ended March 31, 2025 compared with the fourth quarter of 2024 and increased $334,000, or 8%, compared with the first quarter of 2024. The increase during the first quarter of 2025 compared with both the fourth quarter of 2024 and first quarter of 2024 was primarily attributable to the Heartland acquisition.

Other operating income increased $97,000, or 6%, during the first quarter of 2025 compared with the fourth quarter of 2024 and increased $328,000, or 24%, compared with the first quarter of 2024. The increase

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(812) 482-1314

10 of 20

during the first quarter of 2025 compared with both the fourth quarter of 2024 and the first quarter of 2024 was primarily attributable to the Heartland acquisition partially mitigated by a lower level of fees associated with interest rate swap transactions with loan customers.

During the quarter ended March 31, 2025, non-interest expense totaled $52,782,000, an increase of $16,943,000, or 47%, compared with the fourth quarter of 2024, and an increase of $16,044,000, or 44%, compared with the first quarter of 2024. The first quarter of 2025 non-interest expenses included approximately $5,932,000 of non-recurring acquisition-related expenses for the acquisition of Heartland while the fourth quarter of 2024 included approximately $198,000 in acquisition-related expenses. The primary drivers of the remaining increases in the first quarter of 2025 compared with both the fourth quarter of 2024 and first quarter of 2024 were the Heartland operating costs. On an adjusted basis, non-interest expense for first quarter 2025 was $46,850,000 compared to $35,641,000 for fourth quarter 2024 and $34,713,000 for first quarter 2024. Adjusted non-interest expense is a non-GAAP financial measure. Refer to "Use of Non-GAAP Financial Measures" contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-interest Expense	**Quarter Ended 3/31/2025**	**Quarter Ended 12/31/2024**	**Quarter Ended 3/31/2024**
(dollars in thousands)			
Salaries and Employee Benefits	$ 28,040	$ 20,404	$ 21,178
Occupancy, Furniture and Equipment Expense	4,663	3,773	3,804
FDIC Premiums	900	714	729
Data Processing Fees	5,495	3,257	2,811
Professional Fees	4,184	1,178	1,595
Advertising and Promotion	1,454	951	1,138
Intangible Amortization	2,070	438	578
Other Operating Expenses	5,976	5,124	4,905
Total Non-interest Expense	$ 52,782	$ 35,839	$ 36,738

Salaries and benefits increased $7,636,000, or 37%, during the quarter ended March 31, 2025 compared with the fourth quarter of 2024 and increased $6,862,000, or 32%, compared with the first quarter of 2024. The increase in salaries and benefits during the first quarter of 2025 compared with both the fourth quarter of 2024 and the first quarter of 2024 was largely attributable to the Heartland acquisition completed on February 1, 2025. The first quarter of 2025 included approximately $1,843,000 of acquisition-related salary and benefit costs of a non-recurring nature, with the remainder of the increase due primarily to the salaries and benefits costs for the Heartland employee base.

Occupancy, furniture and equipment expense increased $890,000, or 24%, during the first quarter of 2025 compared with the fourth quarter of 2024 and increased $859,000, or 23%, compared to the first quarter of

2024. The increase during the first quarter of 2025 compared with both the fourth quarter of 2024 and first quarter of 2024 was primarily attributable to the operating costs of the Heartland branch network. Data processing fees increased $2,238,000, or 69%, during the first quarter of 2025 compared with the fourth quarter of 2024 and increased $2,684,000 or 95% compared with the first quarter of 2024. The increase during the first quarter of 2025 compared with both the fourth quarter of 2024 and the first quarter of 2024 was largely driven by operating costs of the existing Heartland systems and acquisition-related costs, which totaled approximately $1,323,000 during the first quarter of 2025. Professional fees increased $3,006,000, or 255%, in the first quarter of 2025 compared with the fourth quarter of 2024 and increased $2,589,000, or 162%, compared with the first quarter of 2024. The increase during the first quarter of 2025 to both comparative periods was due in large part to professional fees associated with the Heartland acquisition. Merger and acquisition related professional fees totaled approximately $2,661,000 during the first quarter of 2025 and approximately $123,000 during the fourth quarter of 2024. Intangible amortization increased $1,632,000, or 372%, during the first quarter of 2025 compared with the fourth quarter of 2024 and increased $1,492,000, or 258%, compared with the first quarter of 2024. The increase was attributable to the Heartland acquisition. Other operating expenses increased $852,000, or 17%, during the first quarter of 2025 compared with the fourth quarter of 2024 and increased $1,071,000, or 22%, compared with the first quarter of 2024. The increase in the first quarter of 2025 compared to both the fourth quarter of 2024 and the first quarter of 2024 was largely attributable to operating costs of Heartland. About German American German American Bancorp, Inc. (Nasdaq: GABC) is a financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 94 banking offices located throughout Indiana (central/southern), Kentucky (northern/central/western), and Ohio (central/ southwest). In Columbus, Ohio and Greater Cincinnati, the Company does business as Heartland Bank, a Division of German American Bank. The Company also owns an investment brokerage subsidiary, German American Investment Services, Inc. Cautionary Note Regarding Forward-Looking Statements Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, NEWS RELEASE For additional information, contact: D. Neil Dauby, Chairman and Chief Executive Officer Bradley M Rust, President and Chief Financial Officer (812) 482-1314 11 of 20

“estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include: a. changes in interest rates and the timing and magnitude of any such changes; b. unfavorable economic conditions, including a prolonged period of inflation, and the resulting adverse impact on, among other things, credit quality; c. the soundness of other financial institutions and general investor sentiment regarding the stability of financial institutions; d. changes in our liquidity position; e. the impacts of epidemics, pandemics or other infectious disease outbreaks; f. changes in competitive conditions; g. the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies; h. changes in customer borrowing, repayment, investment and deposit practices; i. changes in fiscal, monetary and tax policies; j. changes in financial and capital markets; k. capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities; l. risks of expansion through acquisitions and mergers, including the possibility that the anticipated cost savings and strategic gains, are not realized when expected or at all as a result of unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base or employee base of the acquired institution or branches, and difficulties in integration of the acquired operations; m. factors driving credit losses on investments; n. the impact, extent and timing of technological changes; o. potential cyber-attacks, information security breaches and other criminal activities; p. litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future; q. actions of the Federal Reserve Board; r. changes in accounting principles and interpretations; s. potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary; NEWS RELEASE For additional information, contact: D. Neil Dauby, Chairman and Chief Executive Officer Bradley M Rust, President and Chief Financial Officer (812) 482-1314 12 of 20

t. actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms; u. impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations; v. the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends; w. changes to the fair value estimates used by German American in accounting for its acquisition of Heartland, which preliminary valuations must be finalized no later than January 31, 2026; and x. other risk factors expressly identified in German American’s cautionary language included under the headings “Forward-Looking Statements and Associated Risk” and “Risk Factors” in German American’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents subsequently filed by German American with the SEC. Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events. NEWS RELEASE For additional information, contact: D. Neil Dauby, Chairman and Chief Executive Officer Bradley M Rust, President and Chief Financial Officer (812) 482-1314 13 of 20

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data) Consolidated Balance Sheets March 31, 2025 December 31, 2024 March 31, 2024 ASSETS Cash and Due from Banks $ 79,113 $ 69,249 $ 52,839 Short-term Investments 363,678 120,043 71,131 Investment Securities 1,563,037 1,517,640 1,539,623 Loans Held-for-Sale 6,713 8,239 10,325 Loans, Net of Unearned Income 5,646,526 4,124,902 3,971,910 Allowance for Credit Losses (75,158) (44,436) (43,754) Net Loans 5,571,368 4,080,466 3,928,156 Stock in FHLB and Other Restricted Stock 18,105 14,423 14,630 Premises and Equipment 141,387 104,045 106,030 Goodwill and Other Intangible Assets 418,463 183,043 186,022 Other Assets 257,829 198,762 203,173 TOTAL ASSETS $ 8,419,693 $ 6,295,910 $ 6,111,929 LIABILITIES Non-interest-bearing Demand Deposits $ 1,889,673 $ 1,399,270 $ 1,463,933 Interest-bearing Demand, Savings, and Money Market Accounts 3,788,889 3,013,204 2,918,459 Time Deposits 1,419,323 916,601 836,955 Total Deposits 7,097,885 5,329,075 5,219,347 Borrowings 216,542 210,131 191,810 Other Liabilities 59,224 41,637 45,518 TOTAL LIABILITIES 7,373,651 5,580,843 5,456,675 SHAREHOLDERS’ EQUITY Common Stock and Surplus 742,431 421,943 419,520 Retained Earnings 513,292 513,588 472,689 Accumulated Other Comprehensive Income (Loss) (209,681) (220,464) (236,955) SHAREHOLDERS’ EQUITY 1,046,042 715,067 655,254 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 8,419,693 $ 6,295,910 $ 6,111,929 END OF PERIOD SHARES OUTSTANDING 37,481,716 29,677,093 29,669,019 TANGIBLE BOOK VALUE PER SHARE (1) $ 16.74 $ 17.93 $ 15.82 (1) Tangible Book Value per Share is defined as Total Shareholders’ Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data) Consolidated Statements of Income Three Months Ended March 31, 2025 December 31, 2024 March 31, 2024 INTEREST INCOME Interest and Fees on Loans $ 81,505 $ 62,045 $ 57,826 Interest on Short-term Investments 2,216 2,792 299 Interest and Dividends on Investment Securities 12,495 11,718 10,133 TOTAL INTEREST INCOME 96,216 76,555 68,258 INTEREST EXPENSE Interest on Deposits 27,028 22,873 20,989 Interest on Borrowings 2,616 2,650 2,275 TOTAL INTEREST EXPENSE 29,644 25,523 23,264 NET INTEREST INCOME 66,572 51,032 44,994 Provision for Credit Losses 15,300 625 900 NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES 51,272 50,407 44,094 NON-INTEREST INCOME Net Gains on Sales of Loans 832 630 751 Net Gains (Losses) on Securities — — 35 Other Non-interest Income 14,008 13,484 15,036 TOTAL NON-INTEREST INCOME 14,840 14,114 15,822 NON-INTEREST EXPENSE Salaries and Benefits 28,040 20,404 21,178 Other Non-interest Expenses 24,742 15,435 15,560 TOTAL NON-INTEREST EXPENSE 52,782 35,839 36,738 Income before Income Taxes 13,330 28,682 23,178 Income Tax Expense 2,813 5,471 4,156 NET INCOME $ 10,517 $ 23,211 $ 19,022 BASIC EARNINGS PER SHARE $ 0.30 $ 0.78 $ 0.64 DILUTED EARNINGS PER SHARE $ 0.30 $ 0.78 $ 0.64 WEIGHTED AVERAGE SHARES OUTSTANDING 34,680,719 29,678,443 29,599,491 DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING 34,680,719 29,678,443 29,599,491

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data) Three Months Ended March 31, 2025 December 31, 2024 March 31, 2024 EARNINGS PERFORMANCE RATIOS Annualized Return on Average Assets 0.55% 1.45% 1.25 % Annualized Return on Average Equity 4.52% 12.67% 11.58 % Annualized Return on Average Tangible Equity (1) 7.10% 16.90% 16.17 % Net Interest Margin 3.96% 3.54% 3.35 % Efficiency Ratio (2) 61.30% 53.38% 57.92 % Net Overhead Expense to Average Earning Assets (3) 2.19% 1.48% 1.50 % ASSET QUALITY RATIOS Annualized Net Charge-offs to Average Loans 0.04% 0.03% 0.09 % Allowance for Credit Losses to Period End Loans 1.33% 1.08% 1.10 % Non-performing Assets to Period End Assets 0.22% 0.18% 0.16 % Non-performing Loans to Period End Loans 0.33% 0.27% 0.25 % Loans 30-89 Days Past Due to Period End Loans 0.36% 0.33% 0.29 % SELECTED BALANCE SHEET & OTHER FINANCIAL DATA Average Assets $ 7,628,810 $ 6,384,219 $ 6,102,370 Average Earning Assets $ 6,922,503 $ 5,878,988 $ 5,590,835 Average Total Loans $ 5,135,859 $ 4,094,333 $ 3,972,232 Average Demand Deposits $ 1,669,722 $ 1,422,400 $ 1,426,239 Average Interest Bearing Liabilities $ 4,976,746 $ 4,184,785 $ 3,973,079 Average Equity $ 931,386 $ 732,698 $ 656,781 Period End Non-performing Assets (4) $ 18,620 $ 11,122 $ 9,983 Period End Non-performing Loans (5) $ 18,572 $ 11,122 $ 9,983 Period End Loans 30-89 Days Past Due (6) $ 20,093 $ 13,727 $ 11,485 Tax-Equivalent Net Interest Income $ 67,891 $ 52,204 $ 46,639 Net Charge-offs during Period $ 486 $ 313 $ 911 (1) Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles. (2) Efficiency Ratio is defined as Non-interest Expense less Intangible Amortization divided by the sum of Net Interest Income, on a tax-equivalent basis, and Non-interest Income less Net Gains (Losses) on Securities. (3) Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income. (4) Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned. (5) Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more. (6) Loans 30-89 days past due and still accruing.

The accounting and reporting policies of German American Bancorp, Inc. (the “Company”) conform to U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. As a supplement to GAAP, the Company has provided certain, non-GAAP financial measures, which it believes are useful because they assist investors in assessing the Company’s operating performance. Specifically, the Company has presented its net income, earnings per share, provision for credit losses, non-interest expense, non-interest income, efficiency ratio, and net interest margin on an as adjusted basis for the periods set forth below to reflect the exclusion of the following items: (1) the Current Expected Credit Losses (“CECL”) “Day 2” provision expense for acquired loans that have only insignificant credit deterioration (i.e., non-PCD loans) related to the Heartland merger; (2) non-recurring expenses related to the Heartland merger; and (3) the operating results for German American Insurance, Inc. (“GAI”), whose assets were sold effective June 1, 2024. Management believes excluding such items from these financial measures may be useful in assessing the Company’s underlying operational performance since the applicable transactions do not pertain to its core business operations and exclusion may facilitate better comparability between periods. In addition, management believes that by excluding such items the measures are useful to the Company, as well as analysts and investors, in assessing operating performance. Management also believes excluding these items may enhance comparability for peer comparison purposes. Management believes that it is standard practice in the banking industry to present the efficiency ratio and net interest margin on a fully tax-equivalent basis and that, by doing so, it may enhance comparability for peer comparison purposes. The tax-equivalent adjustment to net interest income (for purposes of the efficiency ratio) and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Although intended to enhance investors’ understanding of the Company’s business and performance, these non- GAAP financial measures should not be considered an alternative to GAAP. GERMAN AMERICAN BANCORP, INC. USE OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Reconciliation – Net Income and Earnings Per Share (Dollars in Thousands, except per share amounts) 03/31/2025 12/31/2024 03/31/2024 Net Income, as reported $ 10,517 $ 23,211 $ 19,022 Adjustments: Less: Income from GAI operations — — 676 Plus: CECL Day 1 non-PCD provision 12,150 — — Plus: Non-recurring merger-related expenses 4,620 154 — Adjusted Net Income $ 27,287 $ 23,365 $ 18,346 Weighted Average Shares Outstanding 34,680,719 29,678,443 29,599,491 Earnings Per Share, as reported $ 0.30 $ 0.78 $ 0.64 Earnings Per Share, as adjusted $ 0.79 $ 0.79 $ 0.62 Non-GAAP Reconciliation – Non-Interest Income and Non-Interest Expense (Dollars in Thousands) 03/31/2025 12/31/2024 03/31/2024 Non-Interest Income $ 14,840 $ 14,114 $ 15,822 Less: Revenue from GAI operations — — 2,924 Adjusted Non-Interest Income $ 14,840 $ 14,114 $ 12,898 Non-Interest Expense $ 52,782 $ 35,839 $ 36,738 Less: Non-recurring merger-related expenses 5,932 198 — Less: Expense from GAI Operations — — 2,025 Adjusted Non-Interest Expense $ 46,850 $ 35,641 $ 34,713 GERMAN AMERICAN BANCORP, INC. NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Efficiency Ratio (Dollars in Thousands) 03/31/2025 12/31/2024 03/31/2024 Non-Interest Expense $ 52,782 $ 35,839 $ 36,738 Less: Intangible Amortization 2,070 438 578 Non-Interest Expense excluding Intangible Amortization 50,712 35,401 36,160 Adjustments: Less: Non-recurring merger-related expenses 5,932 198 — Less: Expense for GAI Operations — — 2,025 Adjusted Non-Interest Expense $ 44,780 $ 35,203 $ 34,135 Net Interest Income $ 66,572 $ 51,032 $ 44,994 Add: FTE Adjustment 1,319 1,172 1,645 Net Interest Income (FTE) 67,891 52,204 46,639 Non-Interest Income 14,840 14,114 15,822 Less: Security Gains/(Losses) — — 35 Adjusted Non-Interest Interest 14,840 14,114 15,787 Total Revenue (FTE) 82,731 66,318 62,461 Less: Revenue from GAI operations — — 2,924 Adjusted Total Revenue $ 82,731 $ 66,318 $ 59,537 Efficiency Ratio 61.30% 53.38% 57.92 % Adjusted Efficiency Ratio 54.13% 53.08% 57.33 % GERMAN AMERICAN BANCORP, INC. NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Net Interest Margin (Dollars in Thousands) 03/31/2025 12/31/2024 03/31/2024 Net Interest Income (FTE) from above $ 67,891 $ 52,204 $ 46,639 Less: Accretion of Discount on Acquired Loans $ 4,192 $ 617 $ 360 Adjusted Net Interest Income (FTE) $ 63,699 $ 51,587 $ 46,279 Average Earning Assets $ 6,922,503 $ 5,878,988 $ 5,590,835 Net Interest Margin (FTE) 3.96% 3.54% 3.35 % Adjusted Net Interest Margin (FTE) 3.72% 3.50% 3.32 % GERMAN AMERICAN BANCORP, INC. NON-GAAP RECONCILIATIONS